Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
FOURTH QUARTER 2017 RESULTS

Houston, Texas (Monday, March 12, 2018) -- Adams Resources & Energy, Inc. (NYSE MKT: AE) (“Adams” or the “Company”) today announced its financial results for the three months and year ended December 31, 2017.

The Company reported net earnings of $3.7 million, or $0.88 per common share, on revenues of $408.5 million for the fourth quarter of 2017, compared to a net loss of $0.2 million, or ($0.04) per common share, on revenues of $299.0 million for the fourth quarter of 2016. On an adjusted basis, net earnings were $1.3 million, or $0.31 per common share, for the fourth quarter of 2017, compared to a net loss of $1.6 million, or ($0.38) per common share, for the fourth quarter of 2016. For the full year 2017, the Company had a net loss of $0.5 million, or ($0.11) per common share, on revenues of $1.3 billion, compared to net earnings of $2.5 million, or $0.60 per common share, on revenues of $1.1 billion for the full year 2016. On an adjusted basis, net earnings were $1.3 million, or $0.31 per common share for the full year 2017, compared to a net loss of $3.0 million, or ($0.70) per common share for the full year 2016.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Fourth Quarter 2017 Highlights:

•
Gross revenues of approximately $408.5 million for the fourth quarter of 2017 compared to $299.0 million for the fourth quarter of 2016, and gross revenues of approximately $1.3 billion for the full year 2017 compared to $1.1 billion for the full year 2016

•
Our crude oil marketing subsidiary, GulfMark Energy, Inc., marketed approximately 72,387 barrels per day (“bpd”) of crude oil during the fourth quarter of 2017, compared to 66,469 bpd of crude oil during the fourth quarter of 2016

•	Cash and cash equivalents increased 25 percent from December 31, 2016 levels of $87 million to over $109 million at December 31, 2017

•	$167 million of liquidity ($109.4 million of cash and cash equivalents and $57.8 million of undrawn letter of credit facility) at December 31, 2017

•	Generated positive adjusted cash flow of $3.2 million for the fourth quarter of 2017 compared to positive adjusted cash flow of $2.3 million for the fourth quarter of 2016

•	Approximately 198,011 barrels of crude oil inventory at December 31, 2017

•	Dividend of $0.22 per share for the fourth quarter of 2017

•	No short or long term debt at December 31, 2017

“During the fourth quarter of 2017, we generated positive financial and operating results from our marketing segment as our average daily barrels marketed and transported increased approximately nine percent from levels in the fourth quarter of 2016 to 72,387 barrels per day,” said Townes Pressler, Executive Chairman. “Volumes increased as our customers’ completion crews converted drilled but uncompleted wells to production primarily in the Gulf Coast region. Service Transport began to gain positive momentum as our revenue per mile increased 15 percent from the fourth quarter of 2016 to the fourth quarter of 2017. As demand remains robust, we are making good progress in improving trucking rates with our customers at Service Transport. During 2018, we plan to remain focused on enhancing margins, with disciplined investing and upgrading our fleet of tractors with the latest technologically advanced safety equipment, as well as actively pursuing development opportunities that complement our two primary business segments,” continued Pressler.

Capital Investments and Dividends

During the fourth quarter of 2017, the Company recorded approximately $0.2 million of capital spending and paid dividends of $0.9 million ($0.22 per share). For the full year 2017, the Company recorded approximately $4.5 million of capital and paid dividends of $3.7 million ($0.88 per share). Of the $4.5 million of capital recorded during 2017, $1.8 million was associated with capital leases of tractors for our marketing segment and $1.8 million was associated with drilling and completions activity associated with our upstream subsidiary. The Company exited the upstream business through a chapter 11 bankruptcy sale process in which substantially all of the assets were sold during 2017. The upstream subsidiary obtained a confirmed plan from the Delaware bankruptcy court in December 2017.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Adams Resources & Energy, Inc. is engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk and ISO tank container storage and transportation. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Josh C. Anders
EVP, Chief Financial Officer
janders@adamsresources.com
(281) 974-9442

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Marketing	$395,255	$285,148	$1,267,275	$1,043,775
Transportation	13,205	12,838	53,358	52,355
Oil and natural gas	—	983	1,427	3,410
Total revenues	408,460	298,969	1,322,060	1,099,540

Costs and expenses:
Marketing	387,196	278,875	1,247,763	1,016,733
Transportation	11,857	11,617	48,538	45,154
Oil and natural gas	—	(337)	948	2,084
Oil and natural gas property impairments	—	313	3	313
General and administrative	2,823	4,158	9,707	10,410
Depreciation, depletion and amortization	2,827	4,407	13,599	18,792
Total costs and expenses	404,703	299,033	1,320,558	1,093,486

Operating earnings (losses)	3,757	(64)	1,502	6,054

Other income (expense):
Loss on deconsolidation of subsidiary	—	—	(3,505)	—
Impairment of investment in unconsolidated affiliate	—	—	(2,500)	—
Interest income	314	138	1,103	582
Interest expense	(17)	(2)	(27)	(2)
Total other income (expense), net	297	136	(4,929)	580

(Losses) earnings before income taxes and
investment in unconsolidated affiliate	4,054	72	(3,427)	6,634

Income tax benefit (provision)	(361)	(240)	2,945	(2,691)

Earnings (losses) from continuing operations	3,693	(168)	(482)	3,943

Losses from investment in unconsolidated affiliate,
net of tax benefit	—	—	—	(1,430)

Net (losses) earnings	$3,693	$(168)	$(482)	$2,513

Earnings (losses) per share:
From continuing operations	$0.88	$(0.04)	$(0.11)	$0.94
From investment in unconsolidated affiliate	—	—	—	(0.34)
Basic and diluted net (losses) earnings
per common share	$0.88	$(0.04)	$(0.11)	$0.60

Weighted average number of common
shares outstanding	4,218	4,218	4,218	4,218

Dividends per common share	$0.22	$0.22	$0.88	$0.88

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$109,393	$87,342
Accounts receivable, net of allowance for doubtful accounts	121,353	87,162
Inventory	12,192	13,070
Derivative assets	166	112
Income tax receivable	1,317	2,735
Prepayments and other current assets	1,264	2,097
Total current assets	245,685	192,518

Property and equipment, net	29,362	46,325
Investments in unconsolidated affiliates	425	2,500
Cash deposits and other	7,232	5,529
Total assets	$282,704	$246,872

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$124,706	$79,897
Accounts payable – related party	5	53
Derivative liabilities	145	64
Current portion of capital lease obligations	338	—
Other current liabilities	4,404	6,060
Total current liabilities	129,598	86,074
Other long-term liabilities:
Asset retirement obligations	1,273	2,329
Capital lease obligations	1,351	—
Deferred taxes and other liabilities	3,363	7,157
Total liabilities	135,585	95,560

Commitments and contingencies

Shareholders’ equity	147,119	151,312
Total liabilities and shareholders’ equity	$282,704	$246,872

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2017	2016
Operating activities:
Net (losses) earnings	$(482)	$2,513
Adjustments to reconcile net (losses) earnings to net cash
provided by operating activities:
Depreciation, depletion and amortization	13,599	18,792
Gains on sale of property	(594)	(1,966)
Impairment of oil and natural gas properties	3	313
Provision for doubtful accounts	78	19
Deferred income taxes	(3,840)	(857)
Net change in fair value contracts	27	(243)
Losses from equity investment	—	468
Impairment of investments in unconsolidated affiliates	2,500	1,732
Loss on deconsolidation of subsidiary	3,505	—
Changes in assets and liabilities:
Accounts receivable	(34,935)	(15,368)
Accounts receivable/payable, affiliates	271	—
Inventories	878	(5,399)
Income tax receivable	1,418	(148)
Prepayments and other current assets	831	492
Accounts payable	44,790	6,984
Accrued liabilities	(991)	52
Other	(962)	(440)
Net cash provided by operating activities	26,096	6,944

Investing activities:
Property and equipment additions	(2,644)	(8,484)
Proceeds from property sales	720	3,706
Proceeds from sales of AREC assets	2,775	—
Investments in unconsolidated affiliates	—	(4,700)
Insurance and state collateral (deposits) refunds	(1,067)	1,710
Net cash used in investing activities	(216)	(7,768)

Financing activities:
Principal repayments of capital lease obligations	(118)	—
Dividends paid on common stock	(3,711)	(3,711)
Net cash used in financing activities	(3,829)	(3,711)

Increase (decrease) in cash and cash equivalents	22,051	(4,535)
Cash and cash equivalents at beginning of period	87,342	91,877
Cash and cash equivalents at end of period	$109,393	$87,342

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Reconciliation of Adjusted Cash Flow to Net (Losses) Earnings:
Net (losses) earnings	$3,693	$(168)	$(482)	$2,513
Income tax benefit (provision)	361	240	(2,945)	1,921
Depreciation, depletion and amortization	2,827	4,407	13,599	18,792
Gains on sale of property	(247)	(18)	(594)	(1,966)
Impairment of oil and natural gas properties	—	226	3	313
Loss on deconsolidation of subsidiary	—	—	3,505	—
Impairment of investments in unconsolidated affiliates	—	—	2,500	1,732
Inventory liquidation gains	(3,481)	(2,464)	(3,372)	(8,243)
Net change in fair value contracts	(21)	62	27	(243)
Voluntary early retirement program costs	—	—	1,435	—
Legal and other accrual reversals	—	—	(840)	—
Insurance deductible related to hurricane	100	—	100	—
Adjusted cash flow	$3,232	$2,285	$12,936	$14,819

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjusted net (losses) earnings and (losses) earnings
per common share (Non-GAAP):
Net (losses) earnings	$3,693	$(168)	$(482)	$2,513
Add (subtract):
Loss on deconsolidation of subsidiary	—	—	3,505	—
Impairment of investments in unconsolidated affiliates	—	—	2,500	1,732
Gains on sale of property	(247)	(18)	(594)	(1,966)
Impairment of oil and natural gas properties	—	226	3	313
Voluntary early retirement program costs	—	—	1,435	—
Net change in fair value contracts	(21)	62	27	(243)
Inventory liquidation gains	(3,481)	(2,464)	(3,372)	(8,243)
Legal and other accrual reversals	—	—	(840)	—
Insurance deductible related to hurricane	100	—	100	—
Tax effect of adjustments to (losses) earnings	1,277	768	(967)	2,942
Adjusted net (losses) earnings	$1,321	$(1,594)	$1,315	$(2,952)

Adjusted (losses) earnings per common share	$0.31	$(0.38)	$0.31	$(0.70)